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                                                            FORM OF EXHIBIT 5.1



             [Letterhead of Skadden, Arps, Slate, Meagher & Flom, LLP]



                                                              October 2, 1998


Great Lakes Carbon Corporation
551 Fifth Avenue, Suite 3600
New York, New York  10176

     Re:  Great Lakes Carbon Corporation Registration
          Statement on Form S-4 (No. 333-59545)

Ladies and Gentlemen:

     We have acted as special counsel to Great Lakes Carbon Corporation, a Delaware corporation (the "Company"), in connection with the public offering of $219,893,171 aggregate principal amount of the Company's 101/4% Series B Senior Subordinated Notes due 2008 (the "Notes"), including up to $44,893,171 of additional Notes having identical terms and conditions to the Notes, which may be issued in lieu of cash interest payments (the "Additional Notes").
The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for the issued and outstanding 10 1/4% Senior Subordinated Notes due 2008 of the Company (the "Old Notes"), and are to be governed by the Indenture, dated as of May 22, 1998 (the "Indenture"), by and among the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of May 22, 1998 (the "Registration Rights Agreement"), by and among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens and BT Alex. Brown Incorporated.

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     This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-59545) relating to the Exchange Offer as filed with the Securities and Exchange Commission (the "SEC") on July 21, 1998 under the Act and Amendment No. 1 thereto filed with the SEC on September 4, 1998 (such Registration Statement, as so amended, being hereafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement;
(iii) an executed copy of the Indenture; (iv) specimens of the certificates representing the Notes included as exhibits to the Indenture; (v) copies, certified by the Secretary of State of the State of Delaware, of the Certificate of Incorporation of the Company, as in effect on the date hereof (the "Certificate"); (vi) the Bylaws of the Company, certified by the Secretary of the Company, as in effect on the date hereof (the "Bylaws"); and
(vii) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Old Notes and the Notes, the Indenture and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and that each such party is validly existing and in good standing under the laws of its jurisdiction of organization, and have also assumed the due authorization by such parties, by all requisite action, corporate or other, to enter into and perform all obligations thereunder and the due execution and delivery by such parties of such documents and the validity, binding effect and


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enforceability thereof on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     We also have assumed, with your permission, that the execution and delivery by the Company of the Notes and the Indenture and the performance of its obligations thereunder do not and will not violate, conflict with or constitute a breach or default under (with the passage of time or otherwise)
(i) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound, or to which any of its properties or assets is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Certificate, the Bylaws, the Indenture or the Registration Rights Agreement),
(ii) any statute, law, rule or regulation to which the Company or any of its properties may be subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law and those statutes, laws, rules and regulations of the State of New York and the United States of America, in each case, which, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer (other than the United States federal securities laws, state securities or Blue Sky laws, antifraud laws and the rules and regulations of the National Association of Securities Dealers, Inc.), but without our having made any special investigation with respect to any other statutes, laws, rules or regulations), (iii) any order or decree of any governmental authority, or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

     We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and Delaware corporate law.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes have been duly authorized and when duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange

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Offer, or, in the case of Additional Notes, issued pursuant to the Indenture will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except (i) to the extent that the enforceability thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (B) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) that we do not express any opinion as to the enforceability or effect of Section 4.06 of the Indenture.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC.


                                       Very truly yours,






















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